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Thrivent Financial for Lutherans

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SIMPLE INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT
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ENDORSED ON THIS CERTIFICATE/CONTRACT ON ITS DATE OF ISSUE:

This contract has been purchased as a Savings Incentive Match Plan for Employees of Small Employers Individual Retirement Annuity (SIMPLE IRA) as described in Sections 408(b) and 408(p) of the Internal Revenue Code of 1986, as amended, (hereinafter referred to as the "IRC"). This SIMPLE IRA endorsement cannot be used with a designated financial institution as described within the meaning of IRC Section 408(p)(7). In order to qualify as a SIMPLE IRA, the following provisions apply, notwithstanding any provisions to the contrary in this contract:

1) NONTRANSFERABLE. Only the annuitant may be the owner, and this contract is not transferable by the owner and may not be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose, to any person other than Thrivent Financial for Lutherans (hereafter referred to as "we" and "us").

2) OWNERSHIP. This contract is for the exclusive benefit of the owner or his or her beneficiaries.

3) CONTRIBUTION LIMITATIONS. This SIMPLE IRA will accept only a cash contribution made by an employer on behalf of the owner under a SIMPLE IRA Plan that meets the requirements of IRC Section 408(p). A rollover contribution or a transfer of assets from another SIMPLE IRA of the owner will also be accepted. No other contributions will be accepted.

        Prior to the expiration of the two-year period beginning on the date the owner first participated in any SIMPLE IRA Plan maintained by the owner's employer, any rollover or transfer by the owner of funds from this SIMPLE IRA must be made to another SIMPLE IRA of the owner. Any distribution of funds to the owner during this two-year period may be subject to a 25-percent additional tax if the owner does not rollover the amount distributed into a SIMPLE IRA. After the expiration of this two-year period, the owner may rollover or transfer funds to any IRA of the owner that is qualified under IRC Sections 408(a), (b) or (p), or to another eligible retirement plan described in IRC Section 402(c)(8)(B).

4) DIVIDENDS/SURPLUS REFUNDS. Any dividends or surplus refunds under this contract (other than those attributable to excess contributions) will be applied, before the close of the calendar year following the year of the refund, toward the purchase of additional benefits.

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5)      DISTRIBUTIONS BEFORE DEATH.

a) Distribution Requirements. Notwithstanding any provision of this SIMPLE IRA to the contrary, the distribution of the owner's interest in the SIMPLE IRA shall be made in accordance with the requirements of IRC
        Section 408(b)(3) and the regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the SIMPLE IRA (as determined under section 6(c)) must satisfy the requirements of IRC
        Section 408(a)(6) and the regulations thereunder, rather than paragraphs
        (b), (c) and (d) below and section 6.

b) Required Minimum Distributions. The entire interest of the owner will commence to be distributed no later than the first day of April following the calendar year in which the owner attains age 70 1/2 (the "required beginning date") over (i) the life of the owner or the lives of the owner and his or her designated beneficiary or (ii) a period certain not extending beyond the life expectancy of the owner or the joint and last survivor expectancy of the owner and his or her designated beneficiary. Payments must be made in periodic payments at intervals of no longer than one year and must be either nonincreasing or they may increase only as provided in Q&As-1 and -4 of Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations or successor provisions. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of Section 1.401(a)(9)-6T or successor provisions.

c) Distribution Period. The distribution periods described in paragraph (b) above cannot exceed the periods specified in Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations or successor provisions.

d) Payment Deadlines. The first required payment can be made as late as April 1 of the year following the year the owner attains age 70 1/2 and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

6)      DISTRIBUTIONS UPON DEATH.

a) Death On or After Required Distributions Commence. If the owner dies on or after required distributions commence, the remaining portion of his or her interest will continue to be distributed under the contract option chosen.

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b)      Death Before Required Distributions Commence. If the owner dies before required distributions commence, his or her entire interest will be distributed at least as rapidly as follows:

        i) If the designated beneficiary is someone other than the owner's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the owner's death, over the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of the owner's death, or, if elected, in accordance with paragraph (b)(iii) below.

        ii) If the owner's sole designated beneficiary is the owner's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the owner's death (or by the end of the calendar year in which the owner would have attained age 70 1/2 if later), over such spouse's life, or, if elected, in accordance with paragraph
                (b)(iii) below. If the surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse's death, over the spouse's designated beneficiary's remaining life expectancy determined using such beneficiary's age as of his or her birthday in the year following the death of the spouse, or, if elected, will be distributed in accordance with paragraph
                (b)(iii) below. If the surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the contract option chosen.

        iii) If there is no designated beneficiary, or if applicable by operation of paragraph (b)(i) or (b)(ii) above, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the owner's death (or of the spouse's death in the case of the surviving spouse's death before distributions are required to begin under paragraph
                (b)(ii) above).

        iv) Life expectancy is determined using the Single Life Table in Q&A-1 of Section 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's age in the year specified in paragraph (b)(i) or (ii) and reduced by one for each subsequent year.

c) Interest in the SIMPLE IRA. The "interest" in the SIMPLE IRA includes the amount of any outstanding rollovers, transfers and recharacterizations under Q&As-7 and -8 of Section 1.408-8 of the Income Tax Regulations and the actuarial value of any other benefits provided under the SIMPLE IRA, such as guaranteed death benefits.

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d)      Distribution Commencement Date. For purposes of paragraphs (a) and (b)
        above, required distributions are considered to commence on the owner's required beginning date or, if applicable, on the date distributions are required to begin to the surviving spouse under paragraph (b)(ii) above. However, if distributions start prior to the applicable date in the preceding sentence on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations or successor provisions, then required distributions are considered to commence on the annuity starting date.

e) Surviving Spouse Election. If the sole designated beneficiary is the owner's surviving spouse, the spouse may elect to treat the SIMPLE IRA as his or her own SIMPLE IRA. This election will be deemed to have been made if such surviving spouse makes a contribution to the SIMPLE IRA (permitted under the contribution rules for SIMPLE IRAs as if the surviving spouse were the owner) or fails to take required distributions as a beneficiary.

7) NONFORFEITABLE INTEREST. The entire interest of the owner of this contract is nonforfeitable.

8) INFORMATION FOR IRS REPORTS. The owner shall provide information to us at such time and in such manner and containing such information as may be necessary for us to prepare any reports required pursuant to IRC
        Section 408(i) and the regulations thereunder.

9) ANNUAL REPORTING. We will furnish annual calendar year reports concerning the status of this contract and such information concerning required minimum distributions as is prescribed by the Internal Revenue Commissioner.

        When contributions made on behalf of the owner pursuant to a SIMPLE IRA plan maintained by the employer are received directly by us from the employer, we will provide the employer with the summary description required by IRC Section 408(l)(2).

10) AMENDMENTS. We may amend this contract from time to time to comply with the IRC provisions and regulations thereunder.


Signed for Thrivent Financial for Lutherans
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President
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Secretary
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